As filed with the Securities and Exchange Commission on February 17, 1998.

                                                     Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             HENLEY HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)


              TEXAS                                             76-0335587
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                           Identification No.)

                            120 INDUSTRIAL BOULEVARD
                             SUGAR LAND, TEXAS 77478
                    (Address of Principal Executive Offices)


                             HENLEY HEALTHCARE, INC.
                         1996 INCENTIVE STOCK PLAN; AND

                             HENLEY HEALTHCARE, INC.
                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                            (Full Title of the Plans)


Name, Address and Telephone                           Copy of Communications to:
Number of Agent for Service:

    MICHAEL M. BARBOUR                                  ROBERT G. REEDY
 HENLEY HEALTHCARE, INC.                            PORTER & HEDGES, L.L.P.
 120 INDUSTRIAL BOULEVARD                      700 LOUISIANA STREET, SUITE 3500
 SUGAR LAND, TEXAS 77478                           HOUSTON, TEXAS 77002-2370
     (281) 276-7000                                    (713) 226-0600


                         CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM        PROPOSED
                                           AMOUNT TO           OFFERING        MAXIMUM AGGREGATE      AMOUNT OF
 TITLE OF SECURITIES TO BE REGISTERED    BE REGISTERED    PRICE PER SHARE(1)   OFFERING PRICE(2)  REGISTRATION FEE

Common Stock, par value $.01 per share     1,450,000           $5.5            $7,975,000           $2,353
====================================================================================================================

(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Plans.

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the Common Stock on The Nasdaq SmallCap Market on February 13, 1998, $5.5. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of the registrant's securities issuable under the Plans.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The contents of the following documents filed by Henley Healthcare, Inc., a Texas corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference:

         (i) the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (as filed on March 31, 1997), as amended by the Company's Form 10-KSB/A (as filed on April 29, 1997);

         (ii) the Company's quarterly reports on Form 10-QSB for the quarters ended March 31, 1997 (as filed on May 15, 1997), June 30, 1997 (as filed on August 14, 1997), and September 30, 1997 (as filed on November 14, 1997); and

         (iii) the Company's Current Report on Form 8-K filed on October 15, 1997, as amended by the Form 8-K/A filed on December 15, 1997, and Current Report on 8-K filed on October 24, 1997.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in each of the Company's 1996 Incentive Stock Plan and 1996 Non-Employee Director Stock Option Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.       DESCRIPTION OF SECURITIES

              Not Applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL

              Not Applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

         In accordance with Article 1302-7.06, Article Six of the Company's Amended and Restated Articles of Incorporation eliminates a DIRECTOR'S liability to the Company and its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision does not eliminate or limit a director's liability for: (1) a breach of a director's duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (4) an act or omission for which the liability of a director is expressly provided for by statute, or (5) an act related to an unlawful payment of a dividend. Article Six of the Company's Amended and Restated Articles of Incorporation further provides that if the Texas Miscellaneous Corporation Laws Act or any other statute is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by such statute, as so amended. If a director breaches any fiduciary duty other than those listed in Article Six in performing his duties as a director, neither the Company nor its shareholders could recover monetary damages from the director; only equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, may be available. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Amended and Restated Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a shareholder's only remedy is to enjoin the completion of the board of directors' action, such remedy would be ineffective if the shareholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the Company and its shareholders would have no effective remedy against the directors.

         In addition, Article 2.02-1 of the Texas Business Corporation Act ("TBCA") empowers the Company to indemnify present and former directors, officers, employees, agents and other persons acting on the Company's behalf against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by them in connection with a proceeding brought against them in their respective present or former capacities as directors, officers, employees or agents of the Company, or of any other entity in which they are or were serving in such capacities at the Company's request. However, the TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is available only if the person (1) acted in good faith, (2) reasonably believed that he acted (a) in his official capacity, in a manner which was in the Company's best interests, and (b) in other than in his official capacity, in a manner which he reasonably believed was at least not opposed to the Company's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Even if these three elements are established, if a person is found liable to the Company, or liable on the basis that he received an improper personal benefit, indemnification is
(i) limited to his reasonable expenses, and (ii) prohibited if he is found liable for willful or intentional misconduct in performing his duties to the Company.

         The TBCA prescribes procedures which the Company must use in determining whether a claim is indemnifiable under the statute; if so, whether to authorize indemnification (unless it is made mandatory by articles of incorporation, bylaws, director or shareholder resolution, or agreement); and the reasonableness of any expenses for which indemnification is sought. Each of these determinations must be made by (i) a majority vote of a quorum of disinterested directors, (ii) if such quorum is unobtainable, then by a majority vote of a special committee of disinterested directors appointed by a majority vote of all directors, (iii) special legal counsel selected by the board of directors or a committee of the board by vote as described in (i) or (ii), or if such quorum is unobtainable or such committee cannot be established, then by a majority vote of all directors, or (iv) a vote of disinterested shareholders.

         The Company is obligated under Article 2.02-1 to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1, the Company may (i) indemnify and advance expenses to an officer, employee, agent or other person who are or were serving at the request of the Company as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to directors, (ii) indemnify and advance expenses to directors and such other persons to such further extent, consistent with law, as may be provided in the Company's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person regardless of whether the Company could indemnify him against such liability under the TBCA.

         Article V of the Company's Amended and Restated Bylaws sets forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 described above. The Amended and Restated Bylaws provide for advance payment of any expenses subject to authorization of the board of directors and a written promise to repay the payment unless it is determined that he is entitled to indemnification. Article V further provides that the rights to indemnification are not exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or otherwise. Such rights to indemnification by the Amended and Restated Bylaws shall continue after the person has ceased to hold a position and shall inure to that person's heirs and personal representatives. The Amended and Restated Bylaws also provide for reports to the shareholders of the Company as to indemnification payments, advance payments and insurance payments.

         The above discussion of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as amended, and Texas statutes is not intended to be exhaustive and is qualified in its entirety by such Articles, Bylaws and statutes.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED

              Not Applicable.

ITEM 8.       EXHIBITS


  EXHIBIT
     NO.                         DESCRIPTION
------------             --------------------------
    4.1 1996 Incentive Stock Plan as Amended and Restated Effective as of December 31, 1997 (filed herewith).

    4.2 1996 Non-Employee Director Stock Option Plan as Amended and Restated Effective as of December 31, 1997 (filed herewith).

    5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

   23.1           Consent of Goldstein Golub Kessler & Company, P.C.
                  (filed herewith).

   23.2           Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

   24.1           Powers of Attorney (included on signature page).


ITEM 9.       UNDERTAKINGS

         (a)  UNDERTAKING TO UPDATE

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by section 10(a)(3) of the
              Securities Act of 1933, as amended (the "Securities Act");

                  (ii)reflect in the prospectus any facts or events arising
              after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  UNDERTAKING WITH RESPECT TO DOCUMENTS INCORPORATED BY REFERENCE

              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c)  UNDERTAKING WITH RESPECT TO INDEMNIFICATION

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael M. Barbour and Dan D. Sudduth, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or caused to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on this 13th day of February, 1998.

                                       HENLEY HEALTHCARE, INC.


                                       By:/s/ MICHAEL M. BARBOUR
                                              Michael M. Barbour, President and
                                                    Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 13th day of February, 1998.


       SIGNATURE                        TITLE
       ---------                        -----
/s/ MICHAEL M. BARBOUR           President, Chief Executive Officer and Director
    ---------------------------
    Michael M. Barbour

/s/ DAN D. SUDDUTH               Executive Vice President, Chief Financial
    ---------------------------  Officer and Director
    Dan D. Sudduth

/s/ CHIKE J. OGBOENYIYA          Vice President - Finance and Secretary
    ---------------------------
    Chike J. Ogboenyiya

                                 Medical Director, Director and Chairman of the
    ---------------------------  Board
    Chadwick F. Smith

/s/ KENNETH W. DAVIDSON          Director
    ---------------------------
    Kenneth W. Davidson

/s/ ERNEST J. HENLEY, PH.D.      Director
    ---------------------------
    Ernest J. Henley, Ph.D.

                                 Director
    ---------------------------
    Pedro A. Rubio, M.D., Ph.D.

                                INDEX TO EXHIBITS



  EXHIBIT
    NO.                     DESCRIPTION
------------         --------------------------
    4.1 1996 Incentive Stock Plan as Amended and Restated Effective as of December 31, 1997 (filed herewith).

    4.2 1996 Non-Employee Director Stock Option Plan as Amended and Restated Effective as of December 31, 1997 (filed herewith).

    5.1 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities (filed herewith).

   23.1           Consent of Goldstein Golub Kessler & Company, P.C.
                  (filed herewith).

   23.2           Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

   24.1           Powers of Attorney (included on signature page).